Exhibit 99.5

This Promissory Note is subject to and secured by a Security Agreement of even date herewith between Maker and Holder.

SECURED PROMISSORY NOTE

$100,000.00	June 30, 2009

FOR VALUE RECEIVED, the undersigned (hereinafter referred to as “Maker”) promises to pay to the order of UNITED RESTAURANT MANAGEMENT, INC., a Delaware corporation (hereinafter referred to as “Holder”), at 374 East 400 South, Suite 3, Springville, Utah  84663, the principal sum of ONE HUNDRED THOUSAND DOLLARS AND NO/100 ($100,000.00), (the “Principal Amount”) together with interest on the unpaid balance thereof from the date hereof as set forth herein.  This Secured Promissory Note is issued pursuant to, entitled to the benefits of, and referred to as the “Note” in that certain Subscription Agreement dated as of even date herewith (the “Subscription Agreement”).  This is a non-recourse promissory note secured solely by the Pledged Collateral as defined in the Security Agreement.  Capitalized terms used herein without definition shall have the meanings set forth in the Subscription Agreement.

1.

Interest Rate.  The Principal Amount shall bear interest beginning on the date hereof at 10% per annum.  Notwithstanding anything to the contrary contained herein, the effective rate of interest hereunder shall not exceed the maximum effective rate of interest permitted by applicable law or regulation.  If the amount of interest payable on any date under this Note would exceed the maximum amount permitted by applicable law or regulation, then the amount of interest payable on such date shall be reduced automatically to such maximum amount.

2.

Payments of Principal and Interest.  The entire balance of unpaid principal and accrued interest are due and owing in full upon December 31, 2009.

3.

Prepayments.  Maker may prepay this Note in whole or in part at any time without penalty or fee.  All prepayments shall be credited (a) first toward accrued but unpaid interest due under this Note, and (b) second toward the reduction of the outstanding Principal Amount.

4.

Events of Default.  If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:

(a)

if Maker shall fail to pay any principal on this Note, or interest thereon, when due; or

(b)

if Maker breaches any of its obligations as set forth in the Subscription Agreement; or

(c)

if any bankruptcy or insolvency proceeding involving Maker is commenced (whether voluntary or involuntary); provided, however, in the event that this subsection 4(c) is the only basis for an Event of Default, (i) such Event of Default shall be deemed to have been cured if such proceeding was not initiated by or on behalf of the Maker and such proceeding is stayed, dismissed, bonded or vacated within sixty (60) days of Maker’s receipt of notice thereof;

then, Holder may at any time (unless all defaults shall theretofore have been remedied) at Holder’s option, without notice to Maker or any other person, declare the entire principal and interest of the Note then remaining unpaid to be due and payable immediately.  Any forbearance, failure or delay by Holder in exercising any right or remedy under this Note or otherwise available to Maker shall not be deemed to be a waiver of such right or remedy, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

5.

Costs.  In the event that (a) any payment under this Note is not made at the time and in the manner required hereunder, (b) Holder incurs any costs of collection or other costs reasonably necessary for the protection of the interest of Holder with respect to this Note, or (c) Holder exercises its right to accelerate the maturity of the obligations hereunder, Maker agrees to pay any and all costs and expenses (regardless of the particular nature thereof and whether incurred before or after the initiation of suit or before or after judgment) which may be incurred by Holder in connection with the enforcement of any of its rights under this Note, including court costs and attorneys’ fees.

6.

Governing Law.  This Note is delivered in the State of Utah and shall be governed by and construed in accordance with the laws of the State of Utah without reference to its choice of law rules.

7.

Severability.  If for any reason one or more of the provisions of this Note or their application to any person or circumstances shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible.  In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

8.

Successors and Assigns; Transferability.  This Note inures to the benefit of Holder and binds Maker and its permitted assigns.  This Note shall not be transferable or assignable, by operation of law or otherwise, by Maker without the express written consent of Holder.  Any transfer in violation of this provision shall be void ab initio. Holder may assign this Note at any time without the consent of Maker.  Following the effective date of any assignment by Holder, Holder shall provide Maker immediate notice of such assignment, which notice shall identify the assignee and provide the address and facsimile number of such assignee. Unless and until Maker receives a notice of an assignment, Maker shall be permitted to recognize Holder as holder of this Note and shall not be liable for any payment made to Holder instead of the assignee of the Note.  Following receipt of notice of an assignment of the Note, Maker shall recognize the assignee as Holder for all purposes under this Note.

9.

Captions.  The captions or headings of the paragraphs in this Note are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Note.

Maker has executed and delivered this Note as of the date first above written.

MAKER:

/s/ Kevin Brennan

Kevin Brennan

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